UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

Stamps.com Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

The following is an employee communication that has been sent to the employees of the Company relating to the proposed Merger between the Company and an affiliate of the Thoma Bravo Fund pursuant to the terms of the Merger Agreement.

Employee Questions & Answers

 1. What needs to happen between now and close?

We expect the transaction to close sometime late in the third quarter or early in the fourth quarter. The transaction is subject to approval from Stamps.com stockholders, regulatory approvals, and other customary closing conditions. We also have to do a “go shop” for the next 40 days during which we will seek any company or financial organization that will pay a higher price for our Company. Now and throughout this process it is business as usual at Stamps.com, and we need all team members to remain focused on continuing to execute on their responsibilities.

2. What is a “go shop” and what will happen during that period?

During the “go shop” period which is expected to last 40 days, the Company will contact potential other financial and strategic buyers to make sure that this agreement with Thoma Bravo is the best possible outcome. This process is very common in these types of situations and ensures that our Board of Directors has taken all steps to maximize shareholder value.

3. What are the benefits of this transaction for Stamps.com employees?

As a private company, we expect that we will be able to more effectively focus on the long-term growth of our business without any constraints that would normally be associated with a public company. In general, for most employees other than our legal and finance teams and our top management, there is not a big difference between being at a public versus a private company. However, there may occasionally be times when certain strategic decisions can more freely be made as a private company.

4. Are there any immediate changes that Thoma Bravo is expected to make? How will this affect the day-to-day operations at Stamps.com?

Between now and the close of the transaction everything is business as usual and Stamps.com will continue to operate as fully independent public company. After the close of the transaction we expect that Thoma Bravo will generally maintain the company strategy, vision, plans, and its workforce other than some strategic changes that will be expected to help accelerate our growth.

5. Will there be any impact to our current product vision and roadmap?

We are continuing to innovate and invest in our product strategy to reinforce our leadership position in ecommerce shipping, small business mailing and shipping, and enterprise shipping solutions. Thoma Bravo invested in us because they are excited about our future.

5. Will there be changes in the executive leadership team as part of this transaction?

We cannot comment as to their specific plans, but we believe that Thoma Bravo is very supportive of the executive team and the deep and unique industry knowledge they possess.

6. Will there be layoffs as a result of the transaction?

The team that is in place today is responsible for building a company for which Thoma Bravo is paying $6.6 billion. We believe that their primary goal in making that investment is to accelerate our growth, not to cut costs. As such we do not expect them to do any layoffs but rather to build an organization that can support even faster growth going forward.

7. What changes are expected to salary and bonus?

There are no planned changes to salary and bonuses for 2021. We cannot comment beyond that but we do expect to have general practices going forward that will reflect the general market practices for salaries and bonuses for employees in the geographies in which we operate.

8. Will my benefits package change when Stamps.com is no longer a public company?

It is our expectation that we will continue to provide a competitive benefits package consistent with past practices.

9. What will happen to my vacation days?

There are no planned changes.

10. Am I able to exercise my stock options and sell my Stamps.com shares prior to the transaction closing?

Until the transaction closes, you are permitted to exercise stock options (to the extent they are or become exercisable) and sell the underlying Stamps.com shares. All trading continues to be subject to our standard Insider Trading Policy and our quarterly blackout periods. However, Stamps.com may impose a special blackout period a few days before the transaction closes in order to better administer the closing of the transaction. Please email [redacted] if you have any questions.

2

11. What will happen to my owned shares of Stamps.com once the transaction closes?

If you own shares of Stamps.com stock at the time the transaction is closed, which we expect to happen sometime late in the third quarter or early in the fourth quarter, you will receive a cash payout equal to the number of Stamps.com shares you own times the per share consideration of $330.00. The payout will be subject to income taxes in the same way as any other stock sale.

12. What will happen to my stock options?

Under the current agreement with Thoma Bravo, in exchange for your all of your vested stock options you will receive a cash payment at the closing of the transaction equal to the amount by which transaction consideration of $330.00 exceeds the exercise price of your particular stock option, multiplied by the number of Stamps.com shares subject to the option. As always, this payment will be subject to applicable tax withholding.

For unvested stock options, generally they will also receive the same cash payment under the same aforementioned structure. However, for unvested stock options for employees that have been at the Company for under 1 year, there will be different treatment. Please contact [redacted] for more specifics on your situation.

13. What will happen to the Employee Stock Purchase Plan (ESPP)?

Before the closing of the transaction, the ESPP will continue for all employees currently in the ESPP program, but no additional employees may join the program. The planned buy in on August 1, 2021 is expected to happen, but we don’t expect to have a program following that date. Once the transaction closes, Stamps.com will no longer have an ESPP. However, there may be other opportunities for employees to participate in the success of the company going forward.

14. What happens if I leave the company before the closing of the transaction?

If you leave the Company before the closing of the transaction, any unvested stock options will be forfeited on your termination date. In addition, your ESPP rights will terminate on your termination date. Any vested stock options generally must be exercised within three months from your last day with Stamps.com in accordance with the plan and stock option agreement.

15. Will our headquarters and offices remain in the same location?

There are no new plans to change any of our current office locations. Stamps.com will continue to have its headquarters in El Segundo, California.

16. Who do I go to with questions about this announcement?

Please consult with either your management, Group Head, or your Regional HR Manager or Director.

17. What’s next?

Until that time, we will remain a public company and all employees should continue business as usual. This transaction requires both regulatory approvals and a shareholder vote to close. Over the next 40 days we will have a “go shop” period, and following that period we will prepare and submit the necessary filings, then our shareholders will have a period of time to vote for or against the deal. If our shareholders vote in favor of it, we will be able to close subject to customary closing conditions. This will likely sometime late in the third quarter or early in the fourth quarter.

3

The following is a supplemental employee communication that has been sent to the employees of the Company relating to the proposed Merger between the Company and an affiliate of the Thoma Bravo Fund pursuant to the terms of the Merger Agreement.

 Updated and Additional FAQs for All Employees July 9, 2021

1. Am I able to exercise my stock options and sell my Stamps.com shares prior to the transaction closing?
All normal Insider Trading Policies continue to remain in effect. The trading window is currently closed. Once you are notified that that trading window has opened (please wait for email confirmation as per our normal procedures) you may be permitted to exercise stock options (to the extent they are or become exercisable) and/or sell Stamps.com shares as long as you follow existing procedures to do so. The Trading Windows may be subject to close at any time and Stamps.com may impose a special blackout period a few days before the transaction closes in order to administer the closing of the transaction. Please email [redacted] if you have any questions.

2. What will happen to my stock options?
Under the current agreement with Thoma Bravo, in exchange for your all of your vested and unvested stock options upon close of the transaction you will receive a cash payment at the closing of the transaction equal to the amount by which transaction consideration of $330.00 exceeds the exercise price of your particular stock option, multiplied by the number of Stamps.com shares subject to the option. This payment will be subject to ordinary income tax withholding and will be paid via payroll. Effectively, the stock options are being cancelled and replaced with cash payments. This will happen automatically upon closing of the transaction.

3. What will happen to the Employee Stock Purchase Plan (ESPP)?
Before the closing of the transaction, the ESPP will continue for all employees currently in the ESPP program, but no additional employees may join the program. The planned buy in on July 30, 2021 is expected to happen, but we do not currently expect to have a program following that date. Once the transaction closes, Stamps.com will no longer have an ESPP. Any remaining contributions (once limits are reached) from the July 30th purchase will be automatically refunded.

4. What will happen to my current 10b5-1 Plan?
If you currently have a 10b5-1 trading plan in place and have questions about the plan, please contact the legal department.

***********************************
Forward-Looking Statements

This communication contains forward-looking statements, including, but not limited to, statements regarding the potential timing and benefits of a transaction, the value and effectiveness of Stamps.com Inc.(the “Company” or “Stamps.com”) products, the introduction and timing of product enhancements or additional products, Stamps.com’s growth, expansion and market leadership and the expected completion and timing of the acquisition transaction and other information relating to the transaction, that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the actual results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Stamps.com intends all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in such statements due to various factors, including, but not limited to, the risk that the transaction may not be consummated in a timely manner, if at all; the effect of the announcement of the transaction on the Company’s business relationships (including, without limitation, customers and suppliers; and operating results and business generally, as well as other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the period ended December 31, 2021 and our most recently filed quarterly report on Form 10-Q. These forward-looking statements are based on Stamps.com’s views as of the date hereof.

4

Additional Information and Where to Find It

In connection with the transaction, the Company will file relevant materials with the Security and Exchange Commission (the “SEC”) , including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://investor.Stamps.com.com or by writing to the Company’s Chief Legal Officer and Corporate Secretary at 1990 E. Grand Ave., El Segundo, CA 90045

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the transaction. Information about the Company’s directors and executive officers and their ownership of Company Common Stock is set forth in the proxy statement on Schedule 14A filed with the SEC in April 2021 and the Annual Report on Form 10-K for the fiscal year ended December 31, 2020. To the extent that holdings of the Company’s securities have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

5